Exhibit 99.2

PIONEER ENERGY SERVICES ANNOUNCES

CASH TENDER OFFER FOR

UP TO $250 MILLION OF ITS 9 7⁄8% SENIOR NOTES DUE 2018

SAN ANTONIO, TX – 3/4/2014 – Pioneer Energy Services Corp. (“Pioneer”) (NYSE: PES) announced today that it has commenced a tender offer (the “Tender Offer”) for up to $250 million of its outstanding 9 7⁄8% Senior Notes due 2018 (CUSIP No. 723655AB2) (the “Notes”).

The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase, dated March 4, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal”). Upon the terms and subject to the conditions described in the Offer to Purchase and Letter of Transmittal, Pioneer is offering to purchase for cash up to $250 million of Notes (the “Maximum Repurchase Amount”).

As set forth in the table below, subject to the terms and conditions of the Tender Offer, holders of the Notes (each, a “Holder”) must validly tender and not properly withdraw their Notes at or before 5:00 p.m., New York City time, on March 17, 2014, unless such date and time are extended or the Tender Offer is earlier terminated by Pioneer in its sole discretion (such time and date, as may be extended or earlier terminated, the “Early Tender Deadline”) to receive an early tender premium of $30.00 for each $1,000 in principal amount of Notes (the “Early Tender Premium”) plus $1,025.08 for each $1,000 in principal amount of Notes (the “Tender Offer Consideration”) for a total consideration of $1,055.08 for each $1,000 in principal amount of Notes (the “Total Consideration”). Holders validly tendering their Notes after the Early Tender Deadline and at or before the Expiration Time will be eligible to receive only the Tender Offer Consideration.

Except as required by applicable law, Notes validly tendered may be withdrawn only at or before 5:00 p.m., New York City time, on March 17, 2014, unless extended (such date and time, as the same may be extended or earlier terminated, the “Withdrawal Deadline”). The Tender Offer will expire at 12:00 midnight, New York City time, on March 31, 2014, unless otherwise extended (such time and date, as may be extended, the “Expiration Time”).

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Early Tender Premium(1)	Tender Offer Consideration(2)	Total Consideration	Maximum Repurchase Amount
9 7⁄8% Senior Notes due 2018	723655AB2	$425,000,000	$30.00	$1,025.08	$1,055.08	$250,000,000

(1)	Per $1,000 principal amount of Notes tendered at or before the Early Tender Deadline.
(2)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest on the Notes, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

If more than the Maximum Repurchase Amount of Notes are validly tendered and not properly withdrawn, and Notes are accepted for purchase, the amount of Notes that will be purchased will be prorated as described in the Offer to Purchase. If, at the Early Tender Deadline, the aggregate principal amount of Notes accepted for purchase equals or exceeds $250 million, we do not expect to accept any additional Notes tendered by holders of Notes after the Early Tender Deadline. If, at the Early Tender Deadline, the aggregate principal amount of Notes validly tendered (and not properly withdrawn) is less than $250 million, we expect to accept for payment all Notes validly tendered and not properly withdrawn at or before the Early Tender Deadline, and only Notes validly tendered after the Early Tender Deadline and at or before the Expiration Time will be subject to proration.

Pioneer anticipates that, subject to proration as described in the Offer to Purchase, it will accept for purchase and pay for Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline promptly following the Early Tender Deadline and will accept for purchase and pay for Notes validly tendered after the Early Tender Deadline and at or before the Expiration Time promptly following the Expiration Time. In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders of Notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the applicable settlement date.

Pioneer reserves the right, but is not obligated, to increase the Maximum Repurchase Amount.

Pioneer intends to fund the purchase of the Notes with proceeds from a concurrent offering (the “Offering”) by Pioneer of $250 million of new senior notes (the “New Notes”), resulting in net proceeds to Pioneer that are, together with available cash and borrowings under Pioneer’s senior secured revolving credit facility, sufficient to pay the Total Consideration, plus accrued interest, in respect of all the Notes. The purchase of the Notes pursuant to the Tender Offer is subject to the satisfaction of a number of conditions, including the completion of the Offering resulting in net proceeds to Pioneer that are, together with available cash and borrowings under Pioneer’s senior secured revolving credit facility, sufficient to pay the Total Consideration, plus accrued interest, in respect of all the Notes (the “Financing Condition”).

Pioneer has engaged BofA Merrill Lynch as the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 (Toll-Free) or (980) 387-3907 (Collect).

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc. (“D.F. King”), the Information Agent and Tender Agent for the Tender Offer, by contacting D.F. King at (800) 829-6551 (Toll-Fee) or (212) 269-5550 (Collect).

This press release is not an offer to sell the Notes, the New Notes or any securities and it is not soliciting an offer to buy the Notes, the New Notes or any securities. Pioneer has neither obtained any commitments to purchase, nor entered into any agreements, to sell any securities. Pioneer cannot assure you that the Financing Condition will be satisfied or the issuance of the New Notes will occur. Any agreements to satisfy the Financing Condition will only be entered into after the Early Tender Deadline.

About Pioneer

Pioneer provides contract land drilling services to independent and major oil and gas operators in Texas, North Dakota, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Pioneer’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pioneer’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Pioneer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.